As filed with the Securities and Exchange Commission on  February 5, 2015.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LSI INDUSTRIES INC.
(Exact name of Registrant as Specified in its Charter)
Ohio (State Or Other Jurisdiction Of Incorporation Or Organization)	10000 Alliance Road Cincinnati, Ohio 45242 (513) 793-3200 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	31-0888951 (IRS Employer Identification Number)

LSI INDUSTRIES INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
(AMENDED AND RESTATED AS OF NOVEMBER 20, 2014)
(Full Title of the Plan)

F. Mark Reuter, Esq.
Keating Muething & Klekamp PLL
One East Fourth Street, Suite 1400
Cincinnati, Ohio  45202
Telephone:  (513) 579-6469
Facsimile:  (513) 579-6457
(Name, Address and Telephone Number of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (1)	100,000 Shares (2)	$7.35 (3)	$735,000	$85.41 (4)

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall be deemed to cover additional shares of common stock, no par value per share ("Common Stock"), of LSI Industries Inc. (the "Registrant") to be offered or issued in connection with any stock splits, stock dividends or similar transactions, whether pursuant to the terms of the Nonqualified Deferred Compensation Plan (Amended and Restated as of November 20, 2014) (the "NDC Plan") or otherwise.

(2)
Represents the total number of shares of Common Stock being registered hereby. This amount does not include shares of Common Stock registered by the Registrant on Form S-8 (Commission File Nos. 333-183747 and 333-11503), as filed with the Securities and Exchange Commission (the "Commission") on September 6, 2012 and September 6, 1996, respectively (the "Prior Registration Statements"), which have been issued or are currently reserved and available for issuance under the NDC Plan.

(3)
Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the Common Stock on the Nasdaq Global Select Market as of February 4, 2015.

(4)	Pursuant to General Instruction E to Form S-8, the registration fee has been calculated solely with respect to the 100,000 additional shares of Common Stock being registered hereby.

***
USE OF COMBINED PROSPECTUS
Pursuant to Rule 429(a) of the Securities Act, the prospectus that will be used in connection with the offer and sale of the securities covered by this Registration Statement and issued pursuant to the NDC Plan (the "Combined Prospectus") will also be used in connection with the sale of securities covered by the Prior Registration Statement.
EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements (Commission File Nos. 333-183747 and 333-11503) filed with the Commission are incorporated herein by reference; provided, however, that such contents shall be deemed to be amended, modified or superseded by statements contained in this Registration Statement, to the extent any such statements contained herein may be deemed to amend, modify or supersede such contents.

The purpose of this Registration Statement is to provide for (i) the registration of an additional 100,000 shares of Common Stock to be offered and sold under the NDC Plan and (ii) the use of the Combined Prospectus in connection with this Registration Statement and the Prior Registration Statements. The additional 100,000 shares of Common Stock that are the subject of this Registration Statement relate to the increase in the number of authorized shares available for issuance under the NDC Plan as approved by the Registrant's stockholders at the Registrant's Annual Meeting held on November 20, 2014. This Registration Statement has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                        Incorporation of Documents by Reference

The following documents filed by Registrant with the Commission are incorporated herein by reference and made a part hereof:
1.	Annual Report on Form 10-K for the fiscal year ended June 30, 2014.

2.	Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2014 and December 31, 2014.

3.	Current Report(s) on Form 8-K filed on October 1, 2014, October 22, 2014, October 29, 2014, November 20, 2014, and December 8, 2014.

4.	The description of the Common Stock contained in the Registration Statement on Form 8-A on or about April 11, 1985 registering the Registrant's Common Stock under Section 12 of the Securities Exchange Act of 1934.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all Common Stock offered has been sold or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.
Item 4.                                        Description of Securities

Not Applicable.
Item 5.                                        Interests of Named Experts and Counsel

The legality of the Common Stock offered hereby will be passed upon for the Registrant by Keating Muething & Klekamp PLL, One East Fourth Street, Suite 1400, Cincinnati, Ohio 45202.  Attorneys of Keating Muething & Klekamp PLL participating in matters relating to this Form S-8 own no shares of the Registrant's Common Stock.
Item 6.                                        Indemnification of Directors and Officers

The following discussion is subject to the complete text of Section 1701.13(E) and is qualified in its entirety by reference thereto.
Ohio Revised Code, Section 1701.13(E), allows indemnification by the Registrant to any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of  the  Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including, attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the Registrant's best interests and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Registrant unless deemed otherwise by the court. Indemnifications are to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders or by the court.
Article V of the Registrant's Amended and Restated Code of Regulations provides as follows:
INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1.       Right of Indemnification.  Each person who was or is made a party to or is threatened to be made a party to or is otherwise involved (including, without limitation as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director, officer or member of a committee of the Corporation or that, being or having been such a Director or officer of the Corporation, he or she is or was serving at the request of an executive officer of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, limited liability company or other enterprise, including service with respect to an employee benefit plan as a trustee, fiduciary or otherwise (hereinafter an "Indemnitee"), whenever the basis of such proceeding is alleged action in an official capacity as such a director, officer, partner, trustee, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Ohio Revised Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), or by other applicable law as then in effect, against all expense, liability and loss (including, without limitation, the cost of reasonable settlements with or without suit, attorneys' fees, costs of investigation, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 ("ERISA") or other federal or state acts) actually incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, partner, trustee, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors, and administrators.  Except as provided in ARTICLE V Section 2 with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized or ratified by the Board of Directors of the Corporation.  To the extent any of the indemnification provisions set forth above prove to be ineffective for any reason in furnishing the indemnification provided, each of the persons named above shall be indemnified by the Corporation to the fullest extent not prohibited by applicable law.

(a)       The right to indemnification conferred in this ARTICLE V Section 1 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses").  An advancement of expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it is proved by clear and convincing evidence in a court of competent jurisdiction that his omission or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests of the Corporation.  An advancement of expenses shall not be made if the Corporation's Board of Directors makes a good faith determination that such payment would violate applicable law.

Section 2.       Right of Indemnitee to Bring Suit.  If a claim under ARTICLE V Section 1 is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful, in whole or in part, in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit.  The Indemnitee shall be presumed to be entitled to indemnification under this ARTICLE V upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, where the required undertaking has been tendered to the Corporation), and thereafter the Corporation shall have the burden of proof to overcome the presumption that the Indemnitee is so entitled.

(a)       Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its Shareholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its Shareholders) that the Indemnitee is not entitled to indemnification shall be a defense to the suit or create a presumption that the Indemnitee is not so entitled.

Section 3.       Nonexclusivity and Survival of Rights.  The rights to indemnification and to the advancement of expenses conferred in this ARTICLE V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provisions of the Articles, these Regulations, agreement, vote of Shareholders or disinterested Directors, or otherwise.  Such rights shall also not be exclusive of, and shall be in addition to, any rights to which such person may be entitled by contract with the Corporation, which is expressly permitted hereby.

(a)       Notwithstanding any amendment to or repeal of this ARTICLE V, or of any of the procedures established by the Board of Directors pursuant to ARTICLE V Section 6, any Indemnitee shall be entitled to indemnification in accordance with the provisions hereof and thereof with respect to any acts or omissions of such Indemnitee occurring prior to such amendment or repeal.

(b)       Without limiting the generality of the foregoing paragraph, the rights to indemnification and to the advancement of expenses conferred in this ARTICLE V shall, notwithstanding any amendment to or repeal of this ARTICLE V, inure to the benefit of any person who otherwise may be entitled to be indemnified pursuant to this ARTICLE V (or the estate or personal representative of such person) for a period of six years after the date such person's service to or in behalf of the Corporation shall have terminated or for such longer period as may be required in the event of a lengthening in the applicable statute of limitations.

(c)       Advancement of expenses may be made by the Corporation against costs, expenses and fees to the extent permitted by, and in accordance with, any terms and conditions of applicable law.

Section 4.      Insurance, Contracts and Funding.  The Corporation may, to the full extent then permitted by law, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in this ARTICLE V, against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability, loss and/or expense under the Ohio Revised Code. The Corporation may enter into contracts with any Indemnitee in furtherance of the provisions of this ARTICLE V and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this ARTICLE V.  Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.

Section 5.       Indemnification of Employees and Agents of the Corporation.  The Corporation may, by action of its Board of Directors, authorize one or more executive officers to grant rights to advancement of expenses to employees or agents of the Corporation on such terms and conditions no less stringent than provided in ARTICLE V Section 1 hereof as such officer or officers deem appropriate under the circumstances.  The Corporation may, by action of its Board of Directors, grant rights to indemnification and advancement of expenses to employees or agents or groups of employees or agents of the Corporation with the same scope and effect as the provisions of this ARTICLE V with respect to the indemnification and advancement of expenses of Directors, officers and members of a committee of the Corporation; provided, however, that an undertaking shall be made by an employee or agent only if required by the Board of Directors.

Section 6.      Procedures for the Submission of Claims.  The Board of Directors may establish reasonable procedures for the submission of claims for indemnification pursuant to this ARTICLE V, determination of the entitlement of any person thereto, and review of any such determination.  Such procedures shall be set forth in an appendix to these Regulations and shall be deemed for all purposes to be a part hereof.

Section 7.      Definition of Performance.  For the purposes of this Article, a Director, officer or member of a committee shall conclusively be deemed not to have been willfully derelict in the performance of such person's duty as such Director, officer or member of committee:

(a)       Determination by Suit.  In a matter which shall have been the subject of a suit or proceeding in which such person was a party which is disposed of by adjudication on the merits, unless such person shall have been finally adjudged in such suit or proceeding to have been willfully derelict in the performance of that person's duty as such Director, officer or member of a committee; or

(b)      Determination by Committee.  In a matter not falling within (a) above, a majority of disinterested members of the Board of Directors or a majority of a committee of disinterested Shareholders of the Corporation, selected as hereinafter provided, shall determine that such person was not willfully derelict.  Such determination shall be made by the disinterested members of the Board of Directors except where such members shall determine that such matter should be referred to said committee of disinterested Shareholders.

Section 8.       Selection of Committee.  The selection of a committee of Shareholders provided above may be made by the majority vote of the disinterested Directors or, if there be no disinterested Director or Directors, by the chief executive officer of the Corporation.  A Director or Shareholder shall be deemed disinterested in a matter if such person has no interest therein other than as a Director or Shareholder of the Corporation as the case may be.  The Corporation shall pay the fees and expenses of the Shareholders or Directors, as the case may be, incurred in connection with making a determination as above provided.

Section 9.       Non-Committee Determination.  In the event that a Director, officer or member of a committee shall be found by some other method not to have been willfully derelict in the performance of such person's duty as such Director, officer or member of a committee, then such determination as to dereliction shall not be questioned on the ground that it was made otherwise than as provided above.

The Registrant maintains liability insurance for all of its directors and officers ("D&O Insurance"). The D&O Insurance provides for payment on behalf of the directors and officers, up to the policy limits and after expenditure of a specified deductible, of all Loss (as defined) from claims made against them during the policy period for defined wrongful acts, which include errors, misstatements or misleading statements, acts or omissions and neglect or breach of duty by directors and officers in the discharge of their individual or collective duties as such. The D&O Insurance includes the cost of investigations and defenses, appeals and bonds and settlements and judgments and contains various limits, exclusions and reporting requirements.
Item 7.                                        Exemption from Registration Claimed

Not Applicable.
Item 8.                                        Exhibits*

Exhibit 4.1	Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to Registrant's Form S-3 Registration Statement File No. 33-65043)
Exhibit 4.2	Amended Article Fourth of Registrant's Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Registrant's Form 8-K filed November 19, 2009)
Exhibit 4.3	Amended and Restated Code of Regulations of Registrant (incorporated by reference to Exhibit 3 to Registrant's Form 8-K filed January 22, 2009)
Exhibit 5.1	Opinion of Keating Muething & Klekamp PLL
Exhibit 10.1
Nonqualified Deferred Compensation Plan (Amended and Restated as of November 20, 2014) (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2014)

Exhibit 23.1	Consent of Grant Thornton LLP
Exhibit 23.2	Consent of Keating Muething & Klekamp PLL (included in Exhibit 5)
Exhibit 24.1	Power of Attorney (included in the signature page)
* All Exhibits filed herewith unless otherwise indicated
Item 9.                                        Undertakings

(a)            The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(1)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.
Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
(3)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(b)            The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)            The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio, on February 5, 2015.
LSI INDUSTRIES INC.

By: /s/ Dennis W. Wells
Dennis W. Wells
Chief Executive Officer and President (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below whose name is preceded by an (*) hereby constitutes and appoints Dennis W. Wells and Ronald S. Stowell, and each of them acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) promulgated under of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Capacity	Date
/s/ Gary P. Kreider *Gary P. Kreider	Chairman of the Board	February 5, 2015
/s/ Ronald S. Stowell *Ronald S. Stowell	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	February 5, 2015
/s/ Robert P. Beech *Robert P. Beech	Director	February 5, 2015
/s/ Robert J. Ready *Robert J. Ready	Director	February 5, 2015
/s/ Wilfred T. O'Gara *Wilfred T. O'Gara	Director	February 5, 2015
/s/ Dennis B. Meyer *Dennis B. Meyer	Director	February 5, 2015
/s/ Mark A. Serrianne *Mark A. Serrianne	Director	February 5, 2015
/s/ James P. Sferra *James P. Sferra	Director, Secretary, and Executive Vice President-Manufacturing	February 5, 2015